Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 13, 2009, relating to the financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of new accounting standards) and financial statement schedule of Calgon Carbon Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania,
April 7, 2009